ANNUAL STATEMENT AS TO COMPLIANCE

The undersigned, David Co, a Director of Deutsche Bank Trust Company Americas, as the Certificate Administrator (a “Certifying Servicer”) under the Pooling and Servicing Agreement, dated as of October 1, 2012 (the “Agreement”), by and among, Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, U.S. Bank National Association, as Trustee, Deutsche Bank Trust Company Americas, as Certificate Administrator, Paying Agent and Custodian, and Situs Holdings, LLC, as Operating Advisor here by certifies in accordance with Section 10.11 of the Agreement:

A)	A review of such Certifying Servicer’s activities from October 18, 2012 (the “Closing Date”) to December 31, 2012 and of such Certifying Servicer’s performance under the Agreement has been made under such officer’s supervision and
B)	That, as to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under the Agreement, in all material respects from the Closing Date to the end of such calendar year.

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Certificate Administrator

/s/ David Co

BY: David Co

Title: Director

Date: March 11, 2013